UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 6, 2017

Surgical Care Affiliates, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36154	20-8740447
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

510 Lake Cook Road, Suite 400

Deerfield, IL 60015

(Address of Principal Executive Offices, including Zip Code)

(847) 236-0921

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), entered into an amendment to the employment agreement, dated October 30, 2013, with Joseph T. Clark, Executive Vice President and Chief Development Officer of the Company. The amendment, which is contingent upon the consummation of the recently announced acquisition of the Company by UnitedHealth Group Incorporated, a Delaware corporation (“United”), amends the term of the employment agreement to June 30, 2020 and provides for the orderly reduction of Mr. Clark’s duties and responsibilities over the remaining term. Mr. Clark will commence a reduced role of 75% of his full time employment on July 1, 2017, and his role will further reduce over time, with each reduction resulting in a commensurate reduction in base compensation. Mr. Clark agreed that he would not have the right to terminate his employment for “good reason” upon the acquisition by United or as the result of a relocation of his principal work location.

In exchange, the Company agreed that, subject to Mr. Clark’s continued employment as of the date of grant, Mr. Clark would be entitled to an equity award grant in 2017 with an aggregate value of $1,000,000 and on the same terms and conditions as apply to the 2017 grants made to other executives, except that the award, the vesting of which will be in part time-based and in part both time and performance-based, will vest over the remaining employment term. This 2017 grant is the only equity or long-term incentive award to which Mr. Clark is expected to be entitled for the remainder of the employment term.

Except as provided above, Mr. Clark’s employment agreement remains in full force and effect in accordance with its existing terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surgical Care Affiliates, Inc.

By:	/s/ Rich Sharff
Name: Title:	Rich Sharff Executive Vice President and General Counsel

Date: January 12, 2017